Exhibit 7.1

Hennion & Walsh, Inc.
Officers and Directors as of 7/21/15

Name	Address
William Walsh, Director and	2001 Route 46, Waterview Plaza
President	Parsippany, New Jersey 07054
Richard Hennion, Director and	2001 Route 46, Waterview Plaza
Executive Vice President	Parsippany, New Jersey 07054
Kevin Mahn, Chief Investment Officer	2001 Route 46, Waterview Plaza
Parsippany, New Jersey 07054
Al Vermitsky, Director and	2001 Route 46, Waterview Plaza
Chief Compliance Officer	Parsippany, New Jersey 07054
Debbie Williams, Director and	2001 Route 46, Waterview Plaza
Chief Financial Officer	Parsippany, New Jersey 07054